Exhibit 15.1

March 15, 2023

To: TIAN RUIXIANG Holdings Ltd

Room 1001, 10/F, Zhuzong Building, No. 25, East 3rd Ring Middle Road,

Chaoyang District, Beijing

The People’s Republic of China

Re: Consent Letter on TIAN RUIXIANG Holdings Ltd – Form 20-F

Dear Sirs or Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this consent only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

We consent to the references to our firm under the mentions of “PRC Counsel” in connection with the annual report on Form 20-F of TIAN RUIXIANG Holdings Ltd (the “Company”) for the fiscal year ended October 31, 2022, including all amendments or supplements thereto (the “Annual Report”), filed by the Company with the Securities and Exchange Commission (the “SEC”) on March 15, 2023 under the U.S. Securities Act of 1933 (as amended). We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

This Consent is rendered solely to you for the filing on Form 20-F and may not be used for any other purpose. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Beijing Jingshi Law Firm Liaocheng Office

Beijing Jingshi Law Firm Liaocheng Office

山东省聊城市开发区黄河路与华山路交汇处友联文化城5层 5F,Youlian Cultural Building, Intersection between Huanghe Road and Huashan Road,Development Zone, Liaocheng, Shandong, China;